Exhibit 99.1

CONTACT:
Mark Spencer
847.585.3802
mdspencer@careered.com

Reid E. Simpson Hired as Career Education Sr. Vice President & Chief Financial Officer

Schaumburg, Illinois, May 22, 2014 – Career Education Corporation (NASDAQ: CECO), a provider of postsecondary education programs and services, today announced the appointment of experienced financial leader Reid E. Simpson as Senior Vice President and Chief Financial Officer. He replaces Colleen O’Sullivan who is leaving the organization, but will remain available for consultation to Mr. Simpson through the end of June to ensure a smooth transition.

“Hiring someone of Reid Simpson’s caliber underscores the extent to which we have strengthened our financial position over the past year and are now looking into the future,” said Scott Steffey, President and CEO of Career Education. “Reid has a deep understanding of private sector higher education and is a seasoned Chief Financial Officer, having been a CFO in the public sector multiple times before joining Career Education. His vast experience in finance, with the investment community and leading finance organizations will be useful to Career Education as we transition from turnaround to growth once again. I look forward to Reid joining our senior leadership team and to the breadth of experience he will bring to this critical role.”

Steffey added: “Colleen O’Sullivan has been a great asset to Career Education for more than six years. In addition to her role as the Chief Financial Officer, Colleen served as the company’s corporate controller and chief accounting officer. She helped us enormously in getting our cost structure aligned with our student population and was a critical leader during an especially challenging period for this organization. I’d like to thank her for all she has done for Career Education, and wish her nothing but the best.”

Before joining Career Education, Mr. Simpson was Senior Vice President and Chief Financial Officer of the then NASDAQ-listed Asset Acceptance Capital Corp. and was instrumental in the sale of the company to Encore Capital Group in 2013.

Mr. Simpson’s career includes a variety of senior financial leadership roles in both publically- and privately-held businesses, including CFO positions at Aircell (now Gogo Inc.), eCollege (then a NASDAQ-listed provider of value-added services to the post-secondary and K-12 education markets) and CCC Information Services Inc. He also worked at The Signature Group, Delphi Information Systems Inc. and spent 16 years with The Dun & Bradstreet Corporation.

During the past seven years, Mr. Simpson was a Board member and Audit Committee member for Helix Education, Inc. (formerly named Datamark Inc.), a provider of marketing, enrollment, retention and learning solutions for higher education. He holds a Bachelor of Science in Accounting from Michigan State University.

About Career Education Corporation

The colleges, institutions and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse student population in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. In addition to its online offerings, Career Education serves students from campuses throughout the United States offering programs that lead to doctoral, master’s, bachelor’s and associate degrees, as well as to diplomas and certificates.

CEC’s institutions include both universities that provide degree programs through the master or doctoral level and colleges that provide programs through the associate or bachelor level. The University group includes American InterContinental University (“AIU”) and Colorado Technical University (“CTU”) – predominantly serving students online with career-focused degree programs that meet the educational demands of today’s busy adults. The Career Schools group offers career-centered education primarily through ground-based campuses and includes Briarcliffe College, Brooks Institute, Harrington College of Design, Le Cordon Bleu North America (“LCB”), Missouri College and Sanford-Brown Institutes and Colleges (“SBI” and “SBC,” respectively). Through its colleges, institutions and universities, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

A detailed listing of individual campus locations and web links to Career Education’s colleges, institutions and universities can be found at www.careered.com.

###